EXHIBIT 99.1

      The Pepsi Bottling Group Reports Solid Earnings Growth in
                            Third Quarter;
               Volume Growth Achieved in All Key Markets

    SOMERS, N.Y.--(BUSINESS WIRE)--Sept. 28, 2004--The Pepsi Bottling Group, Inc. (NYSE:PBG) today reported third quarter 2004 net income of $191 million, or diluted earnings per share (EPS) of $0.73, which includes a $0.02 gain from the settlement of certain international tax audits. These results compare to reported third quarter 2003 net income of $183 million, or EPS of $0.67. Reported year-to-date net income was $383 million, or EPS of $1.44, which includes the $0.02 tax gain. These results compare to reported year-to-date 2003 net income of $353 million, or $1.26 per share, before accounting for the cumulative effect of the adoption of a new accounting principle, which reduced EPS by $0.02.

    -- Worldwide physical case volume grew two percent on a constant territory basis in the third quarter. PBG's U.S. business delivered one-percent volume growth and the Company's European business generated a five-percent increase in volume. In Mexico, strong marketplace execution led to a three-percent improvement in physical case volume.

    -- In the U.S., PBG delivered another consecutive quarter of net revenue per case growth, up three percent for the third quarter. Worldwide, net revenue per case improved two percent.

    -- Given three quarters of strong earnings performance, PBG adjusted its full-year earnings expectations to a range of $1.71 to $1.74, excluding the previously mentioned tax gain.

    "Outstanding execution in the marketplace drove our results in the third quarter," said John T. Cahill, Chairman and Chief Executive Officer of PBG. "In the U.S., we were faced with a soft retail environment this past quarter, as well as a challenging year-over-year volume lap. Our field organization rose to the challenge and delivered one-percent volume improvement, with growth in both the cold drink and take home channels of our business. Brand Mountain Dew performance was strong, benefiting from the introduction of the latest line extension, Mountain Dew Pitch Black, near the end of the quarter. Tropicana juice drinks continued to perform well, achieving three points of share since the introduction earlier this year. Our net revenue per case results were very good, growing for the 20th consecutive quarter excluding the impact of last year's accounting change."
    Cahill continued, "We were very pleased with our positive volume results in Mexico. This volume improvement was consistent across our portfolio with growth generated from our carbonated soft drinks, bottled water and jug water. These results reflect the ongoing progress we're making on a number of fronts. While there remains a lot of work ahead of us in Mexico, we believe we're on the right track to sustained improvement."
    On a constant territory basis, physical case volume worldwide grew two percent in the third quarter. (Constant territory calculations assume all significant acquisitions made in 2003 were made at the beginning of 2003 and exclude all significant acquisitions made in 2004.) In the U.S., volume in PBG's cold drink business grew one percent, while its take home volume was positive. PBG's business in Canada also increased its volume one percent in the quarter. The Company's businesses in Europe collectively generated five percent growth in volume, with its Russian and Turkey territories each delivering double-digit volume improvement. Physical case volume of carbonated soft drinks in Mexico grew three percent for the quarter. Sales of bottled water and jug water in Mexico also improved, up 18 and two percent respectively.
    Worldwide operating income was flat in the third quarter. This was due primarily to rising raw materials costs and higher benefit and compensation expenses. Year-to-date, worldwide operating income grew four percent.
    During the third quarter of 2004, PBG repurchased 6.8 million shares of common stock. Since the inception of the Company's share repurchase program in October 1999, more than 80 million shares have been repurchased.
    The Company revised upward the lower end of the range of its estimate for full year 2004 earnings per share. The current forecast is for EPS of $1.71 to $1.74 excluding the previously mentioned tax gain. PBG reiterated its expectations for worldwide physical case volume growth for the full year 2004 of two to three percent with net revenue per case improvement of two to three percent. The Company's operating income outlook for 2004 remains unchanged, with growth expected to come in at the mid-single digit range. PBG expects cash from operations less capital expenditures to be approximately $530 million, a 20 percent increase over 2003 results. The Company expects capital expenditures for the year to be in the range of $675 to $700 million.
    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey.
    Listen in live to PBG's third quarter 2004 earnings discussion with financial analysts on Sept. 28th at 11 a.m. (EDT) at http://www.pbg.com.

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 27, 2003.


                    THE PEPSI BOTTLING GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           in millions, except per share amounts, unaudited


                                  12 Weeks Ended      36 Weeks Ended
                               ------------------- -------------------
                                Sept. 4,  Sept. 6,  Sept. 4,  Sept. 6,
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------

Net revenues                   $  2,934  $  2,810  $  7,676  $  7,216
Cost of sales                     1,522     1,438     3,951     3,655
                               --------- --------- --------- ---------

Gross profit                      1,412     1,372     3,725     3,561
Selling, delivery and
 administrative expenses          1,055     1,014     2,945     2,812
                               --------- --------- --------- ---------

Operating income                    357       358       780       749
Interest expense, net                50        56       158       166
Other non-operating expenses,
 net                                  1         2         3         5
Minority interest                    22        21        43        41
                               --------- --------- --------- ---------

Income before income taxes          284       279       576       537
Income tax expense                   93        96       193       184
                               --------- --------- --------- ---------

Income before cumulative
 effect of change in
 accounting principle               191       183       383       353
Cumulative effect of change in
 accounting principle, net of
 tax and minority interest            -         -         -         6
                               --------- --------- --------- ---------

Net income                     $    191  $    183  $    383  $    347
                               ========= ========= ========= =========

Basic earnings per share
 before cumulative effect of
 change in accounting
 principle                     $   0.75  $   0.68  $   1.49  $   1.29
Cumulative effect of change
 in accounting principle              -         -         -     (0.02)
                               --------- --------- --------- ---------

Basic earnings per share       $   0.75  $   0.68  $   1.49  $   1.27
                               ========= ========= ========= =========

Weighted-average shares
 outstanding                        254       268       257       273

Diluted earnings per share
 before cumulative effect of
 change in accounting
 principle                     $   0.73  $   0.67  $   1.44  $   1.26
Cumulative effect of change
 in accounting principle              -         -         -     (0.02)
                               --------- --------- --------- ---------

Diluted earnings per share     $   0.73  $   0.67  $   1.44  $   1.24
                               ========= ========= ========= =========

Weighted-average shares
 outstanding                        262       274       266       280


                    THE PEPSI BOTTLING GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        in millions, unaudited


                                                 36 Weeks Ended
                                           ---------------------------
                                             Sept. 4,       Sept. 6,
                                               2004           2003
                                           ------------   ------------
Cash Flows - Operations
   Net Income                              $       383    $       347
   Adjustments to reconcile net income to
    net cash provided by operations:
       Depreciation                                394            380
       Amortization                                  9              6
       Changes in working capital and
        other non-cash charges                      32            (52)
   Pension contributions                           (72)           (15)
   Other, net                                      (36)           (34)
                                           ------------   ------------

Net Cash Provided by Operations                    710            632
                                           ------------   ------------

Cash Flows - Investments
   Capital expenditures                           (425)          (428)
   Acquisitions of bottlers                         (8)           (97)
   Sale of property, plant and equipment             8              5
                                           ------------   ------------

Net Cash Used for Investments                     (425)          (520)
                                           ------------   ------------

Cash Flows - Financing
   Borrowing activities, net                      (848)           264
   Dividends paid                                  (18)            (8)
   Treasury stock transactions                    (394)          (335)
                                           ------------   ------------

Net Cash Used for Financing                     (1,260)           (79)
                                           ------------   ------------

Effect of Exchange Rate Changes on Cash
 and Cash Equivalents                               (3)             1
                                           ------------   ------------

Net (Decrease)/Increase in Cash and Cash
 Equivalents                                      (978)            34
Cash and Cash Equivalents - Beginning of
 Period                                          1,235            222
                                           ------------   ------------

Cash and Cash Equivalents - End of Period  $       257    $       256
                                           ============   ============


                    THE PEPSI BOTTLING GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 in millions, except per share amounts


                                           (Unaudited)
                                             Sept. 4,       Dec. 27,
                                               2004           2003
                                           ------------   ------------
Assets
Current Assets
   Cash and cash equivalents               $       257    $     1,235
   Accounts receivable, net                      1,295            994
   Inventories                                     464            374
   Prepaid expenses and other current
    assets                                         261            268
   Investment in debt defeasance trust               -            168
                                           ------------   ------------
       Total Current Assets                      2,277          3,039

Property, plant and equipment, net               3,424          3,423
Other intangible assets, net                     3,543          3,562
Goodwill                                         1,396          1,386
Other assets                                       121            134
                                           ------------   ------------
       Total Assets                        $    10,761    $    11,544
                                           ============   ============

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable and other current
    liabilities                            $     1,431    $     1,231
   Short-term borrowings                           184             67
   Current maturities of long-term debt             53          1,180
                                           ------------   ------------
       Total Current Liabilities                 1,668          2,478

Long-term debt                                   4,483          4,493
Other liabilities                                  850            875
Deferred income taxes                            1,462          1,421
Minority interest                                  436            396
                                           ------------   ------------
       Total Liabilities                         8,899          9,663
                                           ------------   ------------

Shareholders' Equity
   Common stock, par value $0.01 per share:
       Authorized 900 shares, issued 310
        shares                                       3              3
   Additional paid-in capital                    1,730          1,743
   Retained earnings                             1,826          1,471
   Accumulated other comprehensive loss           (406)          (380)
   Deferred compensation                            (4)            (4)
   Treasury stock: 59 shares and 49 shares
    at September 4, 2004 and December 27,
    2003, respectively                          (1,287)          (952)
                                           ------------   ------------
       Total Shareholders' Equity                1,862          1,881
                                           ------------   ------------
          Total Liabilities and
           Shareholders' Equity            $    10,761    $    11,544
                                           ============   ============


    CONTACT: The Pepsi Bottling Group, Inc., Somers
             Kelly McAndrew (public relations), 914-767-7690
                 or
             Mary Winn Settino (investor relations), 914-767-7216